Exhibit 99.1

October 20, 2004

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Media Relations
C-COR	C-COR
(814) 231-4402, email: sthiel@c-cor.net	(814) 231-4438, email: jlehtihet@c-cor.net

C-COR ANNOUNCES AGREEMENT TO PURCHASE BUSINESS

OF nCUBE CORPORATION

Acquisition of Top On Demand System Provider Solidifies C-COR’s Leadership in ROI-Proven Solutions for Delivering Multimedia Broadband Services

State College, PA (October 20, 2004) – C-COR Incorporated (Nasdaq: CCBL), a global provider of communications transport and access products, software systems, and technical services to the broadband and telecommunications industries, today announced that it has entered into an agreement to acquire the business of Beaverton, Oregon-based nCUBE Corporation, a privately held company and worldwide provider of On Demand media and digital advertising systems, for consideration consisting of 4.5 million shares of C-COR common stock, $35 million of senior, unsecured 5-year convertible notes, $20 million in cash, and the assumption of certain liabilities. At today’s closing price, the aggregate purchase consideration is valued at $89.5 million. The consideration is subject to certain adjustments at closing. The completion of the purchase transaction is subject to customary closing conditions and is expected to be completed in the second quarter of C-COR’s fiscal year 2005. Friedman, Billings, Ramsey & Co., Inc. acted as C-COR’s financial advisor on this transaction.

The purchase of nCUBE follows four significant acquisitions completed by C-COR during 2004 as part of its strategic plan to aggregate essential enabling capabilities—including optical transport equipment, OSS (operations support systems) software, and technical support services—required by the next generation of Internet Protocol (IP) broadband and telecommunications networks. Using digital technology and IP packet-based open standards, these fiber-based networks will carry On Demand subscriber services that will revolutionize communications in the home and business.

With the acquisition of nCUBE, C-COR will bring a set of capabilities that will allow broadband network operators to profitably transition to an IP packet-based, On Demand delivery system in two key ways: first, by building the highway for delivery of optical packet transport services, and second, by helping broadband and telecommunications network operators to more efficiently manage their businesses with the industry’s most complete and sophisticated suite of interoperable back office automation tools for network, content, subscriber, and workforce management.

C-COR anticipates that, in the twelve months following closing, the nCUBE acquisition would add approximately $50 million in net sales and contribute to earnings after the integration is completed,

which is expected by the end of C-COR’s fiscal year 2005. With the completion of the purchase, nCUBE will be integrated with C-COR’s current software business unit, and Michael J. Pohl, currently the President and Chief Executive Officer of nCUBE, will become President of the unit.

“The growing importance of on-demand content delivery for the cable industry is undeniable,” said Ian Olgeirson, Senior Analyst of Kagan Research. “Operators will increasingly look to switched IP video technology in the form of VOD to differentiate from the satellite competition and eventually to further capitalize on their available bandwidth. Future demands for additional capacity and the Baby Bell’s entry into video services will also serve to hasten the transition toward switched video delivery.”

David Woodle, Chairman and CEO of C-COR, believes that C-COR is fully prepared to deliver to its customers around the world integrated, application-oriented IP solutions for efficiently deploying revenue-generating services, such as On Demand, VoIP, and high-speed data. “Early this year C-COR announced its strategic goal of expediting the acquisition of the technologies and business solutions that will drive the delivery of IP voice, video, and data over increasingly complex broadband and telecommunications networks, not only today but well into the future,” stated Woodle. “With the acquisition of nCUBE and its expertise in the delivery and management of content, we have certainly met our goal. We are ready to enable any broadband network or telecommunications operator to deliver On Demand services. And we can easily extend our deep expertise beyond current HFC infrastructures to the rapidly emerging all-digital IP networks.”

Michael Pohl, President and CEO of nCUBE, agreed. “Service providers are seeking a more efficient and flexible way to deliver comprehensive broadband applications,” stated Pohl. ”They need software that allows for the delivery of a large volume of content, has flexible network control, and provides the ability to manage a workforce efficiently. They want to maximize the delivery of services to the consumer at the most competitive price. The combined resources of C-COR and nCUBE allow the market to have a comprehensive suite of software solutions built with a foundation of interoperable, modular, and intelligently integrated components for maximum flexibility and reliability.”

Corporate management will discuss C-COR’s agreement to acquire nCUBE as well as its fiscal year 2005 first quarter financial results on a conference call tomorrow, Thursday, October 21, 2004, at 9:45 AM (ET). For information on how to access the conference call, refer to C-COR’s news release dated October 7, 2004 (posted on the C-COR web site at www.c-cor.net), or contact Investor Relations at 814-231-4402 or 814-231-4438.

About C-COR (www.c-cor.net)

C-COR offers world-class, market-focused business solutions for global broadband and telecommunications networks, setting the pace with cost-effective network transport and access equipment, OSS software, and technical field support for both existing HFC and emerging IP packet-based, all digital multimedia networks delivering On Demand services. Headquartered in the U.S. with development, production, and sales facilities around the world, C-COR is today one of the top equipment, software, and service providers helping cable operators, telephone companies, broadcasters, and other private and public sector entities deliver high-speed data, On Demand, VoIP, and other advanced services to individual consumers and businesses. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

About nCUBE (www.ncube.com)

nCUBE Corporation is a provider of On Demand solutions and digital advertising systems for cable operators and telecommunications network providers worldwide. nCUBE’s flexible solution, including its application and server-neutral nABLE back office software management tools, provides operators with ease of operation in deploying and integrating their On Demand service. The company’s scalable On Demand video server delivers up to 120,000 simultaneous streams from a single site, without content duplication or hidden storage costs, meeting the demands of VOD today and the future content needs of Everything On Demand.

The company’s digital advertising system provides a deployed and proven bridge to an all-digital and high definition platform. Its single-server solution fits seamlessly into current operations and analog infrastructures, offering a smooth migration to the latest digital television technology.

nCUBE’s Vendor Interoperability Program (nVIP) partner companies are pre-integrated with nCUBE’s digital advertising and On Demand platforms, offering service providers the flexibility to choose the component elements of their On Demand architecture and software at the lowest operational cost with the added benefit of nCUBE’s experienced professional services and engineering teams. The program currently includes over 30 companies worldwide.